EXHIBIT 99.8
SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     This Second Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of February 28, 2006, by and between COMERICA BANK (“Bank”), and PACIFIC TITLE & ART STUDIO, INC., formerly known as Pacific Title and Arts Studio, Inc., a Delaware corporation (“Borrower”).
RECITALS
     Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of January 31, 2005, as amended from time to time, including but not limited to by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of March 11, 2005 and that certain Loan Extension Letter Agreement dated as of January 28, 2006 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.
     NOW, THEREFORE, the parties agree as follows:
     1. The following defined term in Section 1.1 of the Agreement is amended and restated in its entirety to read as follows:
        “‘Revolving Maturity Date’ means February 28, 2007.”
     2. All references in the Agreement to Bank’s address at 2321 Rosecrans Ave., Suite 5000, El Segundo, CA 90245, shall mean and refer to 75 E Trimble Road, San Jose, CA 95131.
     3. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.
     4. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.
     5. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
               (a) this Amendment, duly executed by Borrower;
               (b) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;
               (c) an Affirmation of Subordination Agreement in the form attached hereto, duly executed by the parties thereto;
               (d) an amendment fee in the amount of $5,000, which shall be due and payable and nonrefundable on the date hereof, and which may be debited from any of Borrower’s accounts;
               (e) all Bank Expenses incurred through the date of this Amendment, which shall be due and payable and nonrefundable on the date hereof, and which may be debited from any of Borrower’s accounts; and

               (f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
     6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

PACIFIC TITLE & ART STUDIO, INC., formerly known as Pacific Title and Arts Studio, Inc.

By:	/s/ Phillip J. Feiner

Title:	CEO & President

COMERICA BANK

By:	/s/ James Ligman

Title:	Assistant Vice President